CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-70742 on Form N-1A for Lincoln Variable Insurance Trust of our report dated February 12, 2024, relating to the financial statements and financial highlights of VP Inflation Protection Fund, the fund comprising American Century Variable Portfolios II, Inc., appearing in the Annual Report on Form N-CSR of American Century Variable Portfolios II, Inc., for the year ended December 31, 2023, and to the reference to us under the heading “Financial Highlights” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

April 26, 2024